Exhibit 99.1
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com	Media Contact Michael Lane D +1 610 358 6388 Michael.Lane@axalta.com

For Immediate Release

Axalta Announces Board Changes
Director Bill Cook Assumes Chair Role, Mark Garrett Steps Down
PHILADELPHIA, August 30, 2021 – Axalta Coating Systems (NYSE: AXTA), a leading global supplier of liquid and powder coatings, today announced that Mark Garrett has stepped down as a member and Chair of its Board of Directors, effective August 26, 2021, due to his increasing professional commitments in Europe. The Board has appointed William M. Cook as its new Chair, effective upon Mr. Garrett's resignation.
"It has been an honor to serve as a member of Axalta's Board of Directors for the past 5 years, and the Chair for the past two years," said Mr. Garrett. "Axalta's future is bright, and I look forward to seeing Robert and the team lead the company to even greater heights."
"On behalf of the Board, I would like to thank Mark for his Board service and his leadership over the past two years," said Mr. Cook. "I am excited to assume the role of Chair as Axalta continues to deliver value to our stakeholders."
"I have greatly appreciated Mark's leadership and partnership and wish him much continued success," said Robert W. Bryant, Axalta's Chief Executive Officer. "I am delighted to have Bill as Axalta's new Chair. Bill's significant experience as a CEO and in other executive roles at an industrial manufacturing business, as well as his public company board experience, have provided tremendous value to the Board and will continue to serve Axalta well as we pursue our ambitious growth and innovation goals."
Mr. Cook joined Axalta's Board in 2019. He previously served as Executive Chairman of Donaldson Company, Inc. until 2016, and prior to that served as Chairman, CEO and President of Donaldson for more than ten years. During his 35-year career at Donaldson, Mr. Cook held various roles of increasing responsibility, including Senior Vice President, International, Chief Financial Officer, and Senior Vice President, Commercial and Industrial. Mr. Cook also brings to the Board strong public company board experience. He serves on the Boards of Directors of IDEX Corporation and Neenah, Inc., and, previously, served on the Board of Directors of Valspar Corporation. On August 23, 2021, Mr. Cook was named Public Company Director of the Year by the National Association of Corporate Directors.
About Axalta Coating Systems:
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.
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